EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2020 Results
ATLANTA, April 29, 2020--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, today announced its results for the quarter ended March 31, 2020.

Highlights for the Quarter Ended March 31, 2020:

•Reported net income applicable to common stockholders of $8.7 million, or $0.07 per diluted share, for the quarter ended March 31, 2020, as compared with $50.2 million (which included a $37.9 million gain on sale of real estate asset), or $0.40 per diluted share, for the quarter ended March 31, 2019;
•Achieved Core Funds From Operations ("Core FFO") of $0.47 per diluted share for the quarter ended March 31, 2020 as compared to $0.45 for the quarter ended March 31, 2019;
•Completed approximately 417,000 square feet of leasing, including approximately 120,000 square feet of new tenant leasing;
•Reported an approximately 5.0% and 15.4% roll up in cash and accrual rents, respectively, on leases executed during the quarter for space vacant one year or less;
•Reported a 2.2% and 4.2% increase in the current quarter's Same Store NOI-Cash Basis and Same Store NOI-Accrual Basis, respectively, as compared to the quarter ended March 31, 2019;
•Completed the acquisition of the Dallas Galleria Office Towers, a 1.4 million square foot project plus a 1.9-acre developable land parcel located in Dallas, TX, for approximately $396 million;
•Entered into a binding contract to sell 1901 Market Street in Philadelphia, PA for $360 million; and,
•Entered into a $300 million unsecured term loan and used the proceeds to pay down its $500 million line of credit.

Commenting on the quarter's results, Brent Smith, President and Chief Executive Officer, said, "While the first quarter of 2020 was undoubtedly a historic one in many ways, and we are not immune to the macro economic forces that we are all currently dealing with related to the COVID-19 pandemic, it is during times like these that our business strategy, which focuses on long-term leases to investment-grade tenants, demonstrates its resilience, quality, and value. We are thankful to report that the consequences of the coronavirus had minimal financial impact on our first quarter operations. Our leasing results were robust, financial results were in line with our expectations, and we completed the largest acquisition in Piedmont's history, as well as placing another large asset under contract to sell. Finally, and perhaps most importantly, in light of today's economic landscape, we entered into a new $300 million unsecured term loan and used the proceeds to pay down our $500 million line of credit, so our balance sheet is in a very strong and liquid position. At this time, the well being of our tenants, employees and contractors continues to be our top priority. All of our buildings remain open and fully operational, allowing those tenants with essential business to continue to serve their communities, and we are appreciative of those individuals who remain steadfast in keeping our communities safe, healthy and supplied."

Results for the Quarter ended March 31, 2020

Piedmont recognized net income applicable to common stockholders for the three months ended March 31, 2020 of $8.7 million, or $0.07 per diluted share, as compared with $50.2 million, or $0.40 per diluted share, for the three months ended March 31, 2019. The prior quarter included a $37.9 million gain on sale of real estate assets primarily associated with the sale of One Independence Square in Washington, D.C.

Funds From Operations ("FFO") and Core FFO, which remove the impact of the gain on sale mentioned above, as well as depreciation and amortization, were both $0.47 per diluted share for the three months ended March 31, 2020, as compared with $0.45 per diluted share for the three months ended March 31, 2019, reflecting rental rate growth throughout the portfolio over the past twelve months, the commencement of certain large leases, as well as net acquisition and disposition activity since January 1, 2019.

Total revenues and property operating costs were $137.2 million and $53.2 million, respectively, for the three months ended March 31, 2020, compared to $132.9 million and $51.8 million, respectively, for the first quarter of 2019, with both line items reflecting the commencement of new leases, the expiration of abatements, and net transactional activity during the twelve months ended March 31, 2020. General and administrative expense was $8.6 million for the first quarter of 2020 as compared to $9.4 million for the same period in 2019, with the decrease primarily attributable to decreased compensation expense as a result of the senior management transition that took place on June 30, 2019.

Leasing Update

During the three months ended March 31, 2020, Piedmont completed approximately 417,000 square feet of leasing across its portfolio including approximately 120,000 square feet of new tenant leasing. The first quarter's executed leases for recently occupied space reflected a 5.0% roll up in cash rents and 15.4% increase in accrual rents. Highlights for the quarter include the following:

•In Boston: Advanced Micro Devices, Inc. renewed to 2028 approximately 107,000 square feet at 90 Central;
•In Orlando: Greenberg Traurig. P.A. renewed to 2031 approximately 37,000 square feet at CNL Center I and at 200 South Orange Avenue, Jones Lang LaSalle Americas, Inc. signed a renewal and expansion to 2025 totaling approximately 20,000 square feet;
•In Washington: Association for Unmanned Vehicle Systems International signed a new lease to 2030 for approximately 15,000 square feet at 3100 Clarendon Boulevard and Cavan Solutions, Inc. signed a new lease to 2028 for approximately 10,000 square feet at 400 Virgina Avenue;
•In Dallas: Starr Indemnity and Liability Co. signed a renewal and expansion totaling approximately 14,000 square feet through 2029 at One Lincoln Park;
•In Minneapolis: McGrann Shea Carnival Straughn and Lamb renewed approximately 13,000 square feet to 2025 at US Bancorp Center; and
•In Chicago: Kiewit Infrastructure Company signed a new lease to 2031 for approximately 13,000 square feet at Two Pierce Place.

As of March 31, 2020, the Company's reported leased percentage and weighted average remaining lease term were approximately 90% and 6.8 years, respectively, with approximately 1.1 million square feet of executed leases for vacant space yet to commence or under rental abatement. The Company is in active discussions with the City of New York for the renewal of substantially all of its 313,000 square foot lease at 60 Broad Street in New York. Other lease expirations set for the remainder of the year total approximately 4% of the Company’s Annualized Lease Revenue.

Same Store NOI ("SSNOI") increased 2.2% and 4.2% on a cash and accrual basis, respectively, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019. The increase in cash basis SSNOI was attributable to the expiration of lease abatements while the increase in accrual basis SSNOI was related to the commencement of new leases with higher straight-line rents, offset by down times between leases and lower overall occupancy levels. Details outlining Piedmont's largest upcoming lease commencements and expirations, the status of certain major leasing activity and a schedule of the largest lease abatements can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional and Financing Update

As previously announced, during the three months ended March 31, 2020, Piedmont acquired for $396.2 million, or $273 per square foot, the “Galleria Office Towers,” three Class-A office towers totaling approximately 1.4 million square feet with associated parking garages, and a 1.9-acre land parcel located in the Lower Tollway submarket of Dallas, TX. The acquisition of the Galleria Office Towers increased the Company’s Dallas footprint to 3.6 million square feet, making it Piedmont’s largest market in terms of annualized lease revenue and resulting in approximately 50% of Piedmont's portfolio being located in the Sun Belt region of the United States.

The Galleria is a 3.7 million square foot master-planned, mixed-use development with unmatched connectivity to the DFW Metroplex. The Galleria Office Towers are seamlessly integrated through air-conditioned sky bridges into a mixed-use amenity base, including the Galleria Dallas retail destination, encompassing over 30 dining options and 1.5 million square feet of shopping, along with the 448-room Westin Galleria Hotel, creating a vibrant and highly amenitized destination. The office towers are each 24 to 26 stories, range in size between 434,000 and 531,000 square feet, and are 90-100% leased to a roster of high-quality, diverse tenants including Amazon, Ryan LLC, Ansira Partners, Kimley-Horn, and Hospital Corp. of America, among many others.

Also during the three months ended March 31, 2020, Piedmont entered into a binding contract to sell its approximately 801,000 square foot, 45-story, 100%-leased 1901 Market Street building in Philadelphia, PA for approximately $360 million. The sale is currently expected to close during the summer of 2020.

Finally, during the three months ended March 31, 2020, Piedmont entered into a $150 million term loan facility and amended it to increase the principal amount to $300 million and extend the term to up to two years, for a maximum extended maturity date of March 11, 2022 (the "$300 Million Unsecured 2020 Term Loan"). Piedmont drew the full $300 million available under the amended facility and used the proceeds to repay outstanding draws on its $500 Million Unsecured 2018 Line of Credit. The amounts outstanding under the $300 Million Unsecured 2020 Term Loan bear interest at LIBOR plus 140 basis points based on Piedmont's current credit rating.

Second Quarter 2020 Dividend Declaration

On April 29, 2020, the board of directors of Piedmont declared a dividend for the second quarter of 2020 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 29, 2020, payable on June 19, 2020.

Impact of COVID-19 on Guidance for 2020

Since the duration and severity of the COVID-19 pandemic and the longer-term consequences on the economy and our tenants are unknown at this time, the Company is withdrawing its guidance for 2020. That said, Piedmont has a strong, diversified tenant base, a majority of which is investment grade quality. Additionally, the Company has a prudent balance sheet with excellent liquidity, including approximately $350 million available on its line of credit at March 31, 2020 and no debt maturities until late 2021. Despite the widespread impacts of the COVID-19 pandemic on the global economy, the Company currently anticipates that its overall leased percentage and expected 2020 financial performance will not be severely impacted by the pandemic. While it is withdrawing its guidance, the Company is providing additional information regarding performance in April and its current expectations for how the pandemic could impact performance during the rest of the quarter and the rest of the year:

•New tenant leasing activity during April has slowed and the Company believes this trend will continue throughout the quarter, likely pushing all “new tenant” leasing goals out at least a quarter, which will modestly lower net operating income (“NOI”) for 2020 by approximately $1.5 million, and lower our originally anticipated year end leased percentage.
•Much of Piedmont’s transient parking income for the second quarter will not occur and will reduce NOI by approximately $1 million.
•With respect to retail tenant income, which is about 1% of the Company’s total 2020 revenues, retail NOI is estimated to decline by approximately $1.5 million.
•To date, approximately 96% of April’s rents have been collected and only a limited number of the remaining tenants that have yet to pay April’s rents are requesting deferral of second quarter rents.
•As of this time, the Company has amended lease terms for tenants which will defer approximately $1 million of rents per month for an average of three months, or in total about one-half of a percent of annualized revenues.
•While the Company is not aware of other tenant situations that would indicate material reductions in collections in future month, it does not believe the impact of the pandemic on subsequent months’ rent collections can be reasonably estimated at this time.
These identified impacts of the COVID-19 pandemic on net operating income during 2020 equate to approximately $0.04 to $0.05 per share of Core FFO reduction. These expectations are conditional upon an important hypothesis that the duration of the effects of the pandemic are largely confined to the second quarter of the current calendar year.

The Company will reevaluate guidance once current “shelter-in-place” orders that are in effect for all of its operating markets are lifted and the longer-term consequences of the COVID-19 pandemic on the economy and our tenants can more thoroughly be considered.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended March 31, 2020 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA.

Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, April 30, 2020 at 11:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (844) 369-8770 for participants in the United States and Canada and (862) 298-0840 for international participants. A replay of the conference call will be available through 11:00 A.M. Eastern daylight time on May 14, 2020, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 34160. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2020 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2020 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets. Its geographically-diversified, over $5 billion portfolio is currently comprised of approximately 18 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). At the end of the first quarter, approximately 64% of the company’s portfolio was ENERGY STAR certified and approximately 40% was LEED certified. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as

applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: whether the sale of 1901 Market Street in Philadelphia, PA will close; whether the Company's overall leased percentage and expected 2020 financial performance will be severely impacted by the pandemic; whether new tenant leasing activity will continue to slow throughout the quarter thereby lowering net operating income (“NOI”) for 2020 by approximately $1.5 million, and lowering the Company's originally anticipated year end leased percentage; whether much of the Company’s transient parking income for the second quarter will not occur and will reduce NOI by approximately $1 million; whether the Company's retail tenant NOI will decline by approximately $1.5 million; and whether the identified impacts of the COVID-19 pandemic on net operating income during 2020 will equate to an approximately $0.04 to $0.05 per share of Core FFO reduction.

The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the novel coronavirus (COVID-19) pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, and the costs of operating our assets; economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, including the uncertainty surrounding the United Kingdom’s withdrawal from the European Union, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by co-working tenants, including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$505,234	$485,560
Buildings and improvements	3,249,947	2,943,685
Buildings and improvements, accumulated depreciation	(755,152)	(730,750)
Intangible lease assets	167,972	125,171
Intangible lease assets, accumulated amortization	(52,538)	(50,766)
Construction in progress	42,028	29,920
Real estate assets held for sale, gross	233,951	233,951
Real estate assets held for sale, accumulated depreciation and amortization	(96,164)	(94,261)
Total real estate assets	3,295,278	2,942,510
Cash and cash equivalents	7,920	13,545
Tenant receivables	10,596	8,226
Straight line rent receivables	139,617	132,342
Restricted cash and escrows	1,758	1,841
Prepaid expenses and other assets	23,933	25,427
Goodwill	98,918	98,918
Deferred lease costs, gross	463,760	413,071
Deferred lease costs, accumulated depreciation	(148,972)	(147,324)
Other assets held for sale, gross	63,524	63,158
Other assets held for sale, accumulated depreciation	(35,516)	(34,957)
Total assets	$3,920,816	$3,516,757
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,743,905	$1,292,374
Secured debt, inclusive of premiums and unamortized debt issuance costs	188,779	189,030
Accounts payable, accrued expenses, and accrued capital expenditures	90,459	117,496
Dividends payable	—	26,427
Deferred income	35,443	34,609
Intangible lease liabilities, less accumulated amortization	44,646	25,069
Interest rate swaps	26,709	5,121
Other liabilities held for sale	7,158	7,657
Total liabilities	2,137,099	1,697,783
Stockholders' equity :
Common stock	1,259	1,258
Additional paid in capital	3,690,821	3,686,398
Cumulative distributions in excess of earnings	(1,889,109)	(1,871,375)
Other comprehensive income	(20,976)	967
Piedmont stockholders' equity	1,781,995	1,817,248
Non-controlling interest	1,722	1,726
Total stockholders' equity	1,783,717	1,818,974
Total liabilities and stockholders' equity	$3,920,816	$3,516,757

Number of shares of common stock outstanding as of end of period	125,921	125,783

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2020	3/31/2019
Revenues:
Rental and tenant reimbursement revenue	$132,154	$126,166
Property management fee revenue	773	1,992
Other property related income	4,244	4,778
Total revenues	137,171	132,936
Expenses:
Property operating costs	53,190	51,805
Depreciation	27,884	26,525
Amortization	23,631	17,700
General and administrative	8,643	9,368
Total operating expenses	113,348	105,398
Other income (expense):
Interest expense	(15,264)	(15,493)
Other income	149	277
Gain on sale of real estate assets	3	37,887
Total other income (expense)	(15,112)	22,671
Net income	8,711	50,209
Less: Net income applicable to noncontrolling interest	(2)	(1)
Net income applicable to Piedmont	$8,709	$50,208
Weighted average common shares outstanding - diluted	126,360	126,181
Net income per share applicable to common stockholders - diluted	$0.07	$0.40

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2020	3/31/2019
GAAP net income applicable to common stock	$8,709	$50,208
Depreciation of real estate assets(1)	27,551	26,309
Amortization of lease-related costs	23,618	17,685
Gain on sale of real estate assets	(3)	(37,887)
NAREIT Funds From Operations and Core Funds From Operations applicable to common stock*	59,875	56,315
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	577	523
Depreciation of non real estate assets	325	208
Straight-line effects of lease revenue	(6,785)	(2,683)
Stock-based compensation adjustments	2,300	2,780
Net effect of amortization of above/below-market in-place lease intangibles	(2,973)	(1,998)
Non-incremental capital expenditures(2)	(34,762)	(3,367)
Adjusted funds from operations applicable to common stock*	$18,557	$51,778
Weighted average common shares outstanding - diluted	126,360	126,181
Funds from operations and Core funds from operations per share (diluted)	$0.47	$0.45

(1) Excludes depreciation of non real estate assets.
(2) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure. The current quarter's non-incremental capital expenditures include the leasing commission for the approximately 20-year, 520,000-square-foot renewal and expansion of the State of New York's lease at our 60 Broad Street building in New York City that was executed during the fourth quarter of 2019.

Piedmont Office Realty Trust, Inc.
EBITDAre, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	3/31/2020	3/31/2019	3/31/2020	3/31/2019

Net income applicable to Piedmont	$8,709	$50,208	$8,709	$50,208
Net income applicable to noncontrolling interest	2	1	2	1
Interest expense	15,264	15,493	15,264	15,493
Depreciation	27,877	26,518	27,877	26,518
Amortization	23,618	17,685	23,618	17,685
Gain on sale of real estate assets	(3)	(37,887)	(3)	(37,887)
EBITDAre*	75,467	72,018	75,467	72,018
General & administrative expenses	8,643	9,368	8,643	9,368
Management fee revenue	(395)	(1,822)	(395)	(1,822)
Other (income)\expense	67	(62)	67	(62)
Straight line effects of lease revenue	(6,785)	(2,683)
Amortization of lease-related intangibles	(2,973)	(1,998)
Property NOI*	74,024	74,821	83,782	79,502
Net operating income from:
Acquisitions	(8,105)	—	(10,268)	—
Dispositions	267	(10,089)	267	(8,675)
Other investments(1)	(82)	(39)	(62)	(50)
Same Store NOI *	$66,104	$64,693	$73,719	$70,777
Change period over period in Same Store NOI	2.2%	N/A	4.2%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.